Exhibit 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
(206) 366-3720	(503) 443-7000
jim.denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

SEATTLE, November 4, 2004 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the third quarter ended September 30, 2004.

For the third quarter of 2004 Corixa reported total revenue of $8.9 million, compared with total revenue of $7.4 million for the third quarter of 2003. Net loss applicable to common stockholders for the third quarter of 2004 was $20.5 million, compared with net loss of $28.1 million for the third quarter of 2003. The net loss for the third quarter of 2003 included a $5.9 million impairment charge associated with sub-leasing of an additional 17,000 square feet of improved space in South San Francisco. Diluted net loss per common share for the third quarter of 2004 was $0.37, compared with diluted net loss per common share of $0.51 for the third quarter of 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and a lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the third quarter of 2004 were $20.3 million and $0.36, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $21.9 million and $0.40, respectively, for the third quarter of 2003.

Corixa co-promotion revenue or expense under its agreement with GSK for the sale of BEXXAR® therapeutic regimen in the United States is determined based on the calculation of joint profit or loss, which is included in revenue for the quarter ended September 30, 2004. Until product sales increase, Corixa expects to record losses from the joint business agreement, reflecting increased expenses for the cost of co-promotion revenue, promotion, education and training. BEXXAR sales in the third quarter of 2004 were $2.5 million, compared with second-quarter 2004 sales of $2.2 million.

For the first nine months of 2004, Corixa reported total revenue of $22 million, compared with total revenue of $36.5 million for the first nine months of 2003. Net loss applicable to common stockholders for the first nine months of 2004 was $52.2 million, compared with net loss of $68.0 million for the first nine months of 2003. Diluted net loss per common share for the first nine months of 2004 was $0.94, compared with diluted net loss per common share of $1.31 for the first nine months of 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, and a lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the first nine months of 2004 were $51.7 million and $0.93, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $48.2 million and $0.93, respectively, for the first nine months of 2003.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share with the respective non-GAAP amounts for the three and nine months ended September 30, 2004, and September 30, 2003, is included at the end of this press release.

As of September 30, 2004, Corixa had $134.4 million in cash, cash equivalents and investments.

“We are pleased with our commercial progress to date within our adjuvant product franchise and look forward to the role this business will play in the overall success of our company,” said Steve Gillis, Ph.D., chairman and chief executive officer of Corixa. “While BEXXAR sales increased in the third quarter, sales growth occurred at a slower rate than expected. As a result, we are focusing our efforts on refining several commercial strategic options to more effectively facilitate product adoption. These include intensified effort toward recruitment of physician advocates and speakers, patient outreach and education as well as continued collaboration with radiopharmacies, publication of clinical trial data and progress on the expanded labeling for BEXXAR.”

Recent Progress

•	Entered into a new manufacturing and guaranteed supply agreement with GlaxoSmithKline Biologicals (GSK) covering the production of Corixa’s flagship adjuvant, monophosphoryl lipid A, or MPL®. The agreement, which runs through 2012, guarantees payments to Corixa for supplying GSK with increasing annual quantities of MPL peaking in 2008 at the current maximum output of Corixa’s Hamilton, Montana, MPL manufacturing facility (approximately 2 kilograms/year).

•	Filed with and received acceptance from the U.S. Food and Drug Administration (FDA) of a supplemental Biologics License Application for expanded use of the BEXXAR therapeutic regimen. Corixa has requested approval for BEXXAR’s expanded use in treatment of patients with relapsed or refractory low grade, follicular, or transformed CD20 positive non-Hodgkin’s lymphoma, whose disease has relapsed following chemotherapy. The BEXXAR therapeutic regimen is currently indicated for the treatment of patients with CD20 positive, follicular, non-Hodgkin’s lymphoma, with and without transformation, whose disease is refractory to the antibody treatment Rituximab and has relapsed following chemotherapy. An FDA decision is expected in January 2005.

•	Following the close of the quarter, GSK and Corixa announced the publication of proof of concept data published in the October 16 issue of The Lancet in which researchers reported that GSK’s malaria vaccine candidate containing Corixa’s MPL adjuvant protected a significant percentage of children against uncomplicated malaria, infection, and even severe forms of the disease for at least six months. This was the largest malaria vaccine efficacy trial ever conducted in Africa and re-confirmed the vaccine’s safety in one-to-four year old children.

•	The Company also recently announced that the Committee For Medicinal Products for Human Use the scientific body of the European Medicines Evaluation Agency, issued a positive opinion for Fendrix®, GSK’s vaccine for the prevention of hepatitis B. Fendrix is a novel vaccine, containing Corixa’s MPL® adjuvant, that is designed to prevent infection from hepatitis B in high-risk groups such as pre-haemodialysis and haemodialysis patients. This positive opinion represents an important step in the continuing commercial development of Corixa’s MPL adjuvant, which is included in several late stage vaccine product candidates.

Conference Call

Corixa will hold a conference call and webcast to discuss its third-quarter financial results on November 4, 2004 at 5 p.m. EDT/2 p.m. PDT. The live conference call can be accessed by calling (800) 289-0493 or (913) 981-5510. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 898211. The call will be rebroadcast through November 12, 2004.

About Corixa

Corixa is a biopharmaceutical company developing oncology and immunology products that manage human diseases. Corixa currently markets BEXXAR therapeutic regimen for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at www.corixa.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial potential for BEXXAR, the contribution of recent accomplishments to our long term success, and our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

# # #

Corixa Corporation

Consolidated Statement of Operations
(In thousands except per
share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Collaborative agreements	$8,130	$6,996	$19,743	$34,600
Government grants and contracts	739	395	2,242	1,924

Total revenue	8,869	7,391	21,985	36,524

Operating expenses:
Research and development	18,040	21,037	55,626	69,932
Sales, general and administrative	9,913	6,558	24,919	15,242
Impairment of lease-related assets	—	5,927	—	18,491

Total operating expenses	27,953	33,522	80,545	103,665

Loss from operations	(19,084)	(26,131)	(58,560)	(67,141)
Interest income	559	954	2,384	2,486
Interest expense	(1,824)	(1,716)	(5,417)	(2,453)
Other income, net	(31)	(866)	9,860	31

Net loss	(20,380)	(27,759)	(51,733)	(67,077)
Preferred stock dividend	(124)	(316)	(504)	(918)

Net loss applicable to common stockholders	$(20,504)	$(28,075)	$(52,237)	$(67,995)

Basic and diluted net loss per common share	$(0.37)	$(0.51)	$(0.94)	$(1.31)

Shares used in computation of basic and diluted net loss per common share	55,777	54,875	55,811	51,709

	September 30,	December 31,
	2004	2003
Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$134,436	$191,985
Working capital	76,035	107,519
Total assets	209,159	250,566
Long-term obligations less current portion	119,639	108,138
Accumulated deficit	(1,246,293)	(1,194,560)
Total stockholders’ equity	29,974	80,956

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(20,504)	$(28,075)	$(52,237)	$(67,995)
Impairment of lease-related assets	—	5,927	—	18,491
Intangible asset and leasehold amortization	182	218	545	1,162
Deferred compensation amortization	1	31	15	170

Net loss excluding acquisition related charges	$(20,321)	$(21,899)	$(51,677)	$(48,172)

Basic and diluted net loss per share excluding acquisition related charges	$(0.36)	$(0.40)	$(0.93)	$(0.93)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.